Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
September 10, 2013	NYSE MKT: GORO

GOLD RESOURCE CORPORATION CEO WILLIAM REID TO RETIRE; JASON REID NAMED AS SUCCESSOR CEO

COLORADO SPRINGS – September 10, 2013 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) announced today that Chief Executive Officer William (Bill) Reid intends to retire from the Company. Mr. Reid will step down as CEO effective September 30, 2013. He will continue to serve as Chairman on the Company’s Board of Directors to assist the Company with an orderly leadership transition. Jason Reid, the Company’s President, was unanimously selected by the Board of Directors to succeed Bill Reid as the Company’s CEO effective October 1, and will continue to serve as its President and a director.

“I come to this retirement decision with appreciation for all of the people I have known and worked with during my career. I embark on my retirement with the strong belief that the Company is in great hands to continue building value for its shareholders. I am excited about the Company’s future led by Jason Reid as President and CEO and the excellent team of professionals we have assembled,” stated Mr. Bill Reid.

Jason Reid was appointed President of the Company in July 2010 and also served as Vice President of Corporate Development from January 2008 to July 2010. He was named to the Board of Directors in 2010. Jason joined the Company in 2006. The Board of Directors believes he has been instrumental in managing the Company from its evolution as a precious metal explorer to a precious metal producer and dividend payer and will continue to provide a continuity of strategy, culture and vision for the organization.

In addition to naming a successor CEO, the Board of Directors appointed Mr. Bill Conrad to serve as Vice Chairman of the Board. Mr. Conrad is the Company’s longest tenured independent director, having served on the Board since the Company went public in 2006. Mr. Conrad currently serves as Chairman of the Board of PetroShare Corp., a privately held oil and gas exploration company. He also serves as a director of Synergy Resources Corporation, a publicly traded oil and gas company with securities listed on the NYSE MKT. From 1990 to 2012, Mr. Conrad served as vice president and director of MCM Capital Management, Inc., a privately held financial and management consulting firm.

Gold Resource Corporation is a low-cost gold producer with operations in the southern state of Oaxaca, Mexico. The Company has returned over $88 million to shareholders in monthly dividends since production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 53,379,369 shares outstanding, no warrants and no debt. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com